Filed pursuant to Rule 424(b)(3)
Registration No. 333-184677

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.
SUPPLEMENT NO. 8 DATED DECEMBER 12, 2013,
TO THE PROSPECTUS, DATED FEBRUARY 14, 2013

This prospectus supplement, or this Supplement No. 8, is part of the prospectus of American Realty Capital Healthcare Trust II, Inc., or the Company, dated February 14, 2013, or the Prospectus, as supplemented by Supplement No. 7 dated December 2, 2013, or Supplement No. 7. This Supplement No. 8 supplements, modifies and supersedes certain information contained in the Prospectus and Supplement No. 7 and should be read in conjunction with the Prospectus and Supplement No. 7. This Supplement No. 8 will be delivered with the Prospectus and Supplement No. 7. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purpose of this Supplement No. 8 is to:

•	update disclosure relating to our conflicts of interest.

PROSPECTUS UPDATES

Conflicts of Interest

The following disclosure is hereby inserted as the second paragraph under the section “Receipt of Fees and Other Compensation by our Advisor and Its Affiliates” on page 124 of the Prospectus.

“From time to time, subject to the approval of a majority of our independent directors, we may engage one or more entities under common ownership with our sponsor or our advisor to provide services not provided under existing agreements described in this prospectus. Such engagements will be at terms no less favorable to us than could be obtained from an unaffiliated third party for comparable services, and may result in the payment of fees or reimbursement of expenses by us to such entities not described in “Management Compensation.” Services provided by such entities to prior programs of the parent of our sponsor have included strategic advisory services from the investment banking division of our dealer manager related to certain portfolio acquisitions and liquidity events, and included payment of a transaction fee based upon a certain percentage of the value of such transaction upon the consummation of the respective transaction.”